Exhibit 15

November 8, 2024

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE SEPTEMBER 30, 2024 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated November 8, 2024, on our reviews of the interim financial information of TrustCo Bank Corp NY as of September 30, 2024 and for the three and nine-month periods ended September 30, 2024 and 2023, included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2024, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-175868), Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), Form S-8 (333-272169), and Form S-3 (333-272184).

Yours very truly,

/s/ Crowe LLP